Exhibit 99.1

PepsiCo, Inc. and Subsidiaries

Schedule of Reclassified Operating Segment Data – Reported Basis

Volume Growth over Prior Year Period (%)

(unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2008	2008	2008	2008	2008
PepsiCo Americas Foods

Frito-Lay North America	2%	2%	1.5%	(1)%	1%

Quaker Foods North America	—	2%	(9)%	—	(1.5)%

Latin America Foods	8%	4%	3%	1%	3%

PepsiCo Americas Beverages	1%	(2.5)%	(3)%	(5)%	(3)%

PepsiCo International

PI Snacks
Europe	7%	7%	1%	8%	6%
Asia, Middle East & Africa	16%	14%	9%	8%	11%

Total PI Snacks	11%	10%	4%	8%	8%

PI Beverages
Europe	22%	18%	10%	14%	15%
Asia, Middle East & Africa	11%	11%	11%	13%	12%

Total PI Beverages	15%	13%	11%	14%	13%

Exhibit 99.1

(Continued)

PepsiCo, Inc. and Subsidiaries

Schedule of Reclassified Operating Segment Data – Reported Basis

Supplemental Financial Information

(dollars in millions and unaudited)

	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	%Δ over PY
	2007	2008	2008	2008	2008	2008
Net Revenue

PepsiCo Americas Foods

Frito-Lay North America	$11,586	$2,730	$2,950	$3,057	$3,770	$12,507	8%

Quaker Foods North America	1,860	495	406	391	610	1,902	2%

Latin America Foods	4,872	971	1,523	1,544	1,857	5,895	21%

Total PAF	$18,318	$4,196	$4,879	$4,992	$6,237	$20,304	11%

PepsiCo Americas Beverages	$11,090	$2,360	$2,880	$2,923	$2,774	$10,937	(1)%

PepsiCo International

Europe	5,896	984	1,837	1,913	2,157	6,891	17%

Asia, Middle East & Africa	4,170	793	1,349	1,416	1,561	5,119	23%

Total PI	$10,066	$1,777	$3,186	$3,329	$3,718	$12,010	19%

Total Net Revenue	$39,474	$8,333	$10,945	$11,244	$12,729	$43,251	10%

Operating Profit

PepsiCo Americas Foods

Frito-Lay North America	$2,845	$633	$735	$785	$806	$2,959	4%

Quaker Foods North America	568	166	122	134	160	582	2.5%

Latin America Foods	714	167	254	225	251	897	26%

Total PAF	$4,127	$966	$1,111	$1,144	$1,217	$4,438	8%

PepsiCo Americas Beverages	$2,487	$504	$681	$662	$179	$2,026	(19)%

PepsiCo International

Europe	855	119	283	314	194	910	6%

Asia, Middle East & Africa (a)	454	122	212	192	42	568	25%

Total PI	$1,309	$241	$495	$506	$236	$1,478	13%
Corporate - net impact of mark-to-market on commodity hedges	19	(4)	61	(176)	(227)	(346)	n/m
Corporate - other	(772)	(154)	(163)	(152)	(192)	(661)	(14)%

Total Operating Profit	$7,170	$1,553	$2,185	$1,984	$1,213	$6,935	(3)%

n/m represents year-over-year changes that are not meaningful.

(a)

Full-year 2008 and 2007 includes $24 million and $12 million, respectively, of minority interest that will be reclassified on a retrospective basis below net income upon adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51, in the first quarter of 2009. The 2008 quarterly impact is as follows: $4 million in the first quarter, $6 million in the second quarter and $7 million in both the third and fourth quarters.